UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2014

IIM GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54545	46-2069547
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

160 E. Lake Brantley Drive, Longwood, FL	32779
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(407) 951-8640

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On August 25, 2014 Mr. David S. Jones resigned as IIM Global Corporation’s President and Chief Executive Officer and Mr. Douglas Solomon, our Chief Operating Officer and member of our Board of Directors, was appointed Chief Executive Officer and President.  Mr. Jones remains a member of our Board of Directors.  Biographical information on Mr. Solomon is as follows:

Mr. Solomon, 58, is the co-founder of ID Solutions Inc., and has over 30 years of hands-on experience in the management and operations of high-tech international corporations and their subsidiaries. His experience includes over 18 years in international sales and marketing within the high-tech industry. Prior to founding ID Solutions, Mr. Solomon held various positions as President and/or CEO of various US-based and international companies. His experience and responsibilities include every aspect of running a business, people management, financial controls, resource planning and expansion/growth strategy of the company and its stakeholders. As a graduate of the University of the Witwatersrand, he started his career with Hewlett Packard in South Africa in 1979 and in 1985 left HP to start one of the largest HP OEM’s in Africa, under the banner of the then publicly traded “Square One Solutions Group”. In partnership with various local and international companies, Mr. Solomon has been instrumental in establishing a beachhead for numerous new ventures in a variety of high-tech focused opportunities.

Mr. Solomon’s compensation will remain unchanged following his appointment to these new offices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IIM GLOBAL CORPORATION

Date: August 29, 2014	By: /s/ Thomas Szoke

Thomas Szoke, Chief Technical Officer and Director